Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES POSITIVE TOP-LINE RESULTS OF NIH-
SPONSORED PHASE 2 TRIAL OF TIVANTINIB IN PROSTATE CANCER

Study met primary endpoint, significantly improving progression-free survival in tivantinib single agent arm compared to placebo arm

Woburn, MA, November 10, 2014 -- ArQule, Inc. (NASDAQ: ARQL) today announced positive top-line results from a randomized, double-blind, placebo-controlled Phase 2 clinical trial of tivantinib as a single agent in metastatic prostate cancer. This trial (clinicaltrials.gov identifier NCT01519414) was conducted under a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute’s Cancer Therapy Evaluation Program (CTEP) (“A Randomized, Double-Blind, Placebo-Controlled Phase 2 Study of ARQ 197 (tivantinib) in Men with Asymptomatic or Minimally Symptomatic Metastatic Castrate Resistant Prostate Cancer,” NCI Protocol # 8986). The principal investigator was J. Paul Monk, M.D. of The Ohio State University, Arthur G. James Cancer Hospital and Solove Research Institute.

In this trial, 78 patients were randomized 2 to 1 to receive either tivantinib as a single agent or placebo. During a pre-planned analysis, it was found that the trial met its primary endpoint of improving median progression-free survival (PFS) with tivantinib alone as compared to placebo. The results were highly statistically significant. Safety data were consistent with those observed in other trials of tivantinib.

The results of the trial are the subject of ongoing analyses and will be submitted by the investigators for presentation at a future medical conference. As final data emerge from this trial, ArQule and its partner, Daiichi Sankyo Company, Limited, will discuss with the National Institutes of Health (NIH) the potential for additional trials in this indication.

“We are pleased that these significant findings from the NIH trial in prostate cancer add to the body of clinical evidence of the anti-cancer activity of tivantinib across multiple tumor types,” said Paolo Pucci, chief executive officer of ArQule.

“Our CRADA reflects our shared commitment with the NCI to continue to explore the clinical potential of tivantinib in tumor types beyond the compound’s lead indication, hepatocellular carcinoma (HCC), currently in Phase 3 clinical trials,” said Mr. Pucci.

Uncontrolled, signal generation data from additional NIH-sponsored trials with tivantinib in breast cancer and multiple myeloma did not meet their primary endpoint of response rate. As a result, the Company does not plan to prioritize development in these indications at this time.

About the NCI Protocol # 8986 Trial

This study is a randomized Phase 2 trial in which men with asymptomatic or minimally symptomatic metastatic castrate resistant, chemotherapy-naïve prostate cancer were randomized 2 to 1 to receive tivantinib 360 milligrams BID or placebo. The primary objective of the trial is PFS. Secondary objectives include PSA response rate at 12 weeks, radiographic response rate at 12 weeks, proportion of patients who are progression-free at 12 weeks, and safety and tolerability.

The study is designed to detect an improvement in the median PFS from 3 months to 6 months with tivantinib treatment. The proposed sample of 78 patients (26 in the placebo arm, 52 in the tivantinib arm) provides 90 percent power to detect an improvement from 3 months median PFS with placebo to a median PFS of at least 6 months with tivantinib. This design is based on the assumption of having 58 cumulative events (progressions or deaths).

About Tivantinib and the MET pathway

Tivantinib is an orally administered, selective inhibitor of MET, a receptor tyrosine kinase. Tivantinib is currently in Phase 3 development and has not yet been approved in any market. In healthy adult cells, MET is present in normal levels to support natural cellular function, but in cancer cells MET is inappropriately and continuously activated for unknown reasons. When abnormally activated, MET plays multiple roles in aspects of human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis.

About ArQule and Daiichi Sankyo Co., Ltd.

In December 2008, ArQule and Daiichi Sankyo signed a license, co-development and co-commercialization agreement for tivantinib (ARQ 197) in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, and ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family. ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197), including clinical trials in prostate cancer, and as well as its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results, including in prostate cancer, does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib may not demonstrate promising therapeutic effect; in addition, it may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners, including the National Institutes of Health, to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc. and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. There is a risk that these issues may not be successfully resolved. In addition, we and our partners are utilizing a companion diagnostic to identify MET-high patients in the METIV-HCC and JET-HCC trials, and we may encounter difficulties in developing and obtaining approval for companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by our collaborators to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be. In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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